Exhibit 99.1

Investor Relations Contact:
Andrew Haag, Managing Partner, USA
Hampton Growth, LLC
Tel: +1-877-368-3566
E-mail: csgj@hamptongrowth.com

Robert Haag, Managing Director, Asia
Hampton Growth, LLC
Tel: +86-152-2174-3282
Tel: + 310-310-4842
E-mail: robert.haag@hamptongrowth.com
Website: www.hamptongrowth.com

China Shuangji Cement, Ltd.  Reports Increases in Revenue and Gross Profit for Third Quarter 2010

Company Reports Revenue Rose 7% with Gross Profit Increase of 36%

Zhaoyuan City, China, Nov 23, 2010 /PRNewswire-Asia/ -- China Shuangji Cement, Ltd. (OTC Bulletin Board: CSGJ.ob -News) ("China Shuangji" or the "Company"), a leading producer of high-quality Portland cement in Shandong and Hainan Provinces in the People’s Republic of China (PRC), yesterday announced its financial results for the third quarter ended September 30, 2010.  In the results, the Company reported revenue and gross profit increases as a direct result of stronger cement sales and improved product pricing..

Third Quarter 2010 Highlights

●	Total revenue increased 7% to $15.1 million from $14.1 million a year ago.
●	Gross profit increased 36% to $2.1 million from $1.5 million a year ago.
●	Gross margin increased to 14% from 11% in the same period last year.
●	Operating expenses were $429,717, up from $100,846 in the same period last year.
●	Operating income rose 15% to $1.7 million from $1.4 million a year ago.
●	Net income declined 21% to $567,840 compared to $715,504 a year ago.
●	Working capital increased 16% to $12.4 million at September 30, 2010, from $10.7 million at December 31, 2009.
●	Shareholders’ equity increased to $29.6 million at September 30, 2010, from $26.1 million at December 31, 2009.
●	Moved closer to completing new 1,000,000 metric ton Zhaoyuan Cement production facility and began final testing of equipment.

Mr. Wenji Song, Chairman and President of China Shuangji Cement, Ltd, stated, "We are pleased with the solid revenue increases and the 36% increase in gross profit in the third quarter. Our temporary decline in net income was primarily due to a non-recurring one-time impairment charge on assets held for sale and we expect to continue to realize increases in net income going forward." He added, "We are now closer towards completing our new, state-of-the-art cement factory in Zhaoyuan City, which should be in full production by the end of the year. Management expects this will dramatically increase the sales and profits of China Shuangji for 2011 and beyond and add material value to this Company."

About China Shuangji Cement, Ltd.

China Shuangji Cement, Ltd. (OTC.BB:CSGJ.ob - News), through its affiliates and controlled entities, is a leading producer of high-quality Portland cement in Shandong and Hainan Provinces. Its processed cement products are primarily purchased by contractors for the construction of buildings, roads, and other infrastructure projects. The Company currently produces approximately 1,500,000 tons of Portland cement annually from two facilities in Hainan and one facility in Shandong and it expects its output will increase by 1,000,000 tons to a total of 2,500,000 tons once the new Zhaoyuan (Shandong Province) plant and upgrades are completed. For more information about China Shuangji, please visit its corporate website at http://www.chinashuangjicement.com.

Safe Harbor Statement

The information contained herein includes forward-looking statements. These statements relate to future events or to our future anticipated financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development and market conditions. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We do not intend to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act. In addition, please refer to the Risk Factor section of our 2009 Form 10-K filed with the Securities and Exchange Commission on April 15, 2010 and detailed in other reports filed with the Securities and Exchange Commission from time to time.

2